Exhibit 99.1

QTS REPORTS FIRST QUARTER 2019 OPERATING RESULTS

OVERLAND PARK, Kan. –   April 30, 2019  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2019.

First Quarter Highlights

	Three Months Ended
	March 31,				% Change
	2019		2018		2019 vs. 2018
Total revenue	$112,689		$113,697		(1)%
Net income (loss)	21,148		(252)		n/a
Net income (loss) attributable to common stockholders	12,513		(551)		n/a
Fully diluted weighted average shares outstanding	59,663		57,946		3%
Net income (loss) per share attributable to basic common shares	0.20		(0.02)		n/a
Net income (loss) per share attributable to diluted common shares	0.20		(0.02)		n/a
FFO available to common stockholders & OP unit holders	36,937	(1)	35,947	(2)	3%

(1)	Includes QTS’s pro rata share of results from the unconsolidated entity.
(2)	Represents results of the Core business only. See the “Definitions” section below for a more detailed description of the Core business.

Additional First Quarter Highlights

•

Recognized total revenues of $112.7 million for the quarter ended March 31, 2019, an increase of 12.3% compared to total Core revenue of $100.4 million for the same period in 2018. This does not include QTS’ pro rata share of revenue attributable to the unconsolidated joint venture of $0.4 million for the quarter ended March 31, 2019.

•

Reported Adjusted EBITDA of $58.8 million for the quarter ended March 31, 2019,  an increase of 17.3% compared to Core Adjusted EBITDA for the same period in 2018. In addition, Adjusted EBITDA as a percentage of revenue was 52.2% for the quarter ended March 31, 2019, an increase of 220 basis points compared to Core Adjusted EBITDA as a percentage of revenue for the same period in 2018.

•

Reported Operating FFO available to common stockholders and OP unit holders for the quarter ended March 31, 2019 of $38.2 million,  an increase of 3.5% compared to Core Operating FFO of $36.9 million for the same period in 2018.  Excluding the effects of the Company’s primarily non-cash deferred tax benefit/(expense), Operating FFO was $38.4 million in the first quarter of 2019, an increase of 6.3% compared to Core Operating FFO of $36.1 million in the first quarter of 2018.

•

Reported Operating FFO per fully diluted share of $0.64 for the quarter ended March 31, 2019, compared to Core Operating FFO per fully diluted share of $0.64 in the same period of 2018. Excluding the effects of the Company’s primarily non-cash deferred tax benefit/(expense), Operating FFO per fully diluted share for the quarter ended March 31, 2019 increased 3.2% compared to Core Operating FFO per fully diluted share for the same period of 2018.

•

Signed new and modified renewal leases during the first quarter of 2019 aggregating to $11.3 million of incremental annualized rent, net of downgrades,  driven by strong sales in the Company’s hybrid colocation product which contributed the majority of the quarter’s incremental annualized rent.

•	Signed a three megawatt lease in its Fort Worth data center with a new Hyperscale logo as part of a multi-phase expansion opportunity.
•	Reported annualized booked-not-billed monthly recurring revenue (“MRR”) of $54.8 million as of March 31, 2019 compared to $62.6 million as of December 31, 2018.

1 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

•

Announced the formation of a joint venture with Alinda Capital Partners (“Alinda”) during the first quarter of 2019, which provides QTS with a unique opportunity to optimize capital efficiency, materially enhance overall Return on Invested Capital (“ROIC”) and expand QTS’ available sources of capital funding with an experienced infrastructure investor.

•

Subsequent to the end of the first quarter of 2019, QTS completed the acquisition of two data centers in the Netherlands for approximately $44 million in cash consideration, including closing costs. The two facilities, in Groningen and Eemshaven,  currently have approximately 160,000 square feet of raised floor capacity and 30 megawatts of combined gross power capacity built out and fully available.

“QTS delivered another strong performance during the first quarter enabled by a healthy balance between our diversified Enterprise vertical combined with select hyperscale growth acceleration opportunities,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “Continued strength in overall industry demand and strong leasing momentum, combined with a fully-financed 2019 business plan, positions QTS well to continue to deliver industry-leading operating results. In addition, we are pleased to announce our first mega scale expansion outside the U.S. which extends our growth opportunity with significant existing capacity at a materially de-risked entry point.”

Financial Results

Net income recognized in the first quarter of 2019 was $21.1 million ($0.20 net income per basic and diluted common share), compared to net loss of $0.3 million ($0.02 net loss per basic and diluted common share) recognized in the first quarter of 2018.  The increase was primarily driven by a gain on sale of real estate of approximately $13.4 million in the first quarter of 2019 associated with the Company’s assets that were contributed to a joint venture as well as a reduction in restructuring expenses of approximately $8.5 million related to costs incurred in the prior year associated with the Company’s strategic growth plan.

QTS generated total revenues of $112.7 million in the first quarter of 2019, an increase of 12.3% compared to total Core revenue of $100.4 million in the first quarter of 2018.  MRR as of March 31, 2019 was $32.0 million compared to Core MRR as of March 31, 2018 of $27.9 million.

QTS generated $58.8 million of Adjusted EBITDA in the first quarter of 2019, an increase of 17.3% compared to Core Adjusted EBITDA of $50.2 million for the first quarter of 2018.

Additionally, QTS generated Operating FFO of $38.2 million in the first quarter of 2019, an increase of 3.5% compared to Core Operating FFO of $36.9 million in the first quarter of 2018. Excluding the effects of the Company’s primarily non-cash deferred tax benefit/(expense), Operating FFO was $38.4 million in the first quarter of 2019,  an increase of 6.3% compared to Core Operating FFO of $36.1  million in the first quarter of 2018.

Operating FFO per fully diluted share was $0.64 in the  first quarter of 2019, compared to Core Operating FFO per fully diluted share of $0.64 in the first quarter of 2018.  Excluding the effects of the Company’s primarily non-cash deferred tax benefit/(expense), Operating FFO per fully diluted share was $0.64 in the first quarter of 2019,  an increase of 3.2% compared to Core Operating FFO per fully diluted share of $0.62 in the first quarter of  2018.

Leasing Activity

During the quarter ended March 31, 2019, QTS entered into new and modified renewal leases aggregating to $11.3 million of incremental annualized rent. The Company’s first quarter leasing performance was driven by strong sales in its hybrid colocation product, contributing the majority of the quarter’s incremental annualized rent.

During the quarter ended March 31, 2019,  QTS renewed leases with total annualized rent of $11.5 million at an average rent per square foot of $988, which was 1.6% higher than the annualized rent prior to their respective renewals. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digits as compared to pre-renewal pricing. Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.3% for the three months ended March 31, 2019.

2 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

As of March 31, 2019, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2019)  was approximately $4.6 million, or $54.8 million of annualized rent,  which includes approximately $2 million related to the unconsolidated joint venture at QTS’ 50% pro rata share, and compares to $5.2 million, or $62.6 million of annualized rent at December 31, 2018. The booked-not-billed balance is expected to contribute an incremental $14.1 million to revenue in 2019 (representing $29.8 million in annualized revenues), an incremental $8.3 million in 2020 (representing $12.3 million in annualized revenues), and an incremental $12.7 million in annualized revenues thereafter.

QTS and Alinda Capital Partners Announce Formation of $240 Million Joint Venture

During the first quarter of 2019, QTS announced the formation of a joint venture with Alinda Capital Partners (“Alinda”), a premier infrastructure investment firm. QTS contributed a 118,000 square foot hyperscale data center under development in Manassas, VA to the venture. The facility, which is currently leased to a global cloud-based software company pursuant to a 10-year lease agreement, was contributed at an expected stabilized value of approximately $240 million. QTS and Alinda each own a 50% interest in the venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements.

Through this joint venture, QTS was able to 1) raise upfront net cash proceeds of approximately $53 million at closing; 2) reduce its capital funding requirement by over 50% over the course of the full development of the stabilized Manassas facility while retaining a 50% proportionate stake in the net operating income generated by the facility; and 3) increase the expected stabilized return on QTS’ capital contribution in Manassas from approximately 9% to approximately 12%, including incremental management and development fees.

In addition, the joint venture represents potentially the first closed transaction as part of a broader strategic partnership with Alinda. The strategic partnership outlines a programmatic framework under which Alinda will be given the opportunity (but will not be obligated) to partner with QTS and contribute equity capital for specific data center development projects in support of QTS’ go-forward hyperscale growth strategy at a cap rate that is comparable to the initial joint venture. For additional details, please see QTS’ press release announcing the joint venture issued on February 25, 2019.

Development

During the quarter ended March 31, 2019, the Company brought online approximately six megawatts of gross power and approximately 28,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Santa Clara,  and Ashburn facilities at an aggregate cost of approximately $36 million. In addition, during the first quarter of 2019,  the Company’s significant development activity continued at the Fort Worth, Ashburn, Irving, Chicago, Atlanta-Metro, Santa Clara and Piscataway facilities to have space ready for customers in 2019 and forward. The Company expects to bring an additional 119,000 raised floor NRSF into service in 2019 at an aggregate cost of approximately $175 million, of which $123 million has already been spent as of March 31, 2019.

Additionally, the Company brought online the first phase at its Manassas facility in the first quarter of 2019 just prior to its contribution to the joint venture, representing approximately five megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $60 million. The Company intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.

Acquisitions

Subsequent to the end of the first quarter of 2019, QTS completed the acquisition of two data centers in the Netherlands for approximately $44 million in cash, including closing costs. The data centers represent QTS’s first mega scale expansion outside the U.S. and were opportunistically acquired from TCN SIG Telehousing B.V. The two facilities, in Groningen and Eemshaven currently have approximately 160,000 square feet of raised floor capacity and 30 megawatts of combined gross power capacity built out and fully available. QTS currently anticipates approximately $15 million of additional capital investments required for recommissioning of the two facilities. This additional investment, in addition to the initial purchase price, represents an upfront cost per megawatt of approximately $2 million, which is materially below the average cost to build in the Netherlands market.

The Groningen facility currently has built-out capacity representing approximately 10 gross megawatts of power and 45,000 square feet of raised floor data center space. The Groningen data center is largely stabilized with approximately 20 colocation tenants and a weighted average remaining lease term of approximately 3.5 years.

3 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

The Eemshaven facility, which is currently vacant, was originally constructed to support a single hyperscale tenant and has built-out capacity representing approximately 20 gross megawatts of power and 113,000 square feet of raised floor data center space. The facility is strategically located adjacent to multiple hyperscale customer-owned data center deployments, including a 500+ megawatt data center campus operated by one of the largest hyperscale cloud providers in the world. In addition, the facility is located in close proximity to multiple transatlantic fiber cable landings providing access to multiple markets within Europe and North America. QTS anticipates investing incremental capital over the next several quarters to recommission the facility and expects to position the Eemshaven data center with sellable capacity in late 2019.

As a result of the low basis acquisition price relative to in-place power capacity at the Eemshaven facility, combined with contracted, in-place revenue at the Groningen site, QTS expects this transaction to be breakeven to its 2019 OFFO per share. The acquired facilities are expected to contribute approximately $3 million in annualized recurring revenue and approximately $1 million in annualized adjusted EBITDA at closing, assuming no incremental leasing. Based on substantial and fully available power capacity at the two sites and the overall growth potential in one of the top European data center markets, QTS has an opportunity to generate significant future OFFO per share accretion in the Netherlands facilities over time through incremental occupancy. The transaction closed on April 23, 2019 and is reflected in QTS’ updated 2019 financial guidance. For additional detail, see QTS’ press release announcing the acquisition released in conjunction with QTS’ First Quarter 2019 earnings release.

Balance Sheet and Liquidity

As of March 31, 2019, the Company’s total indebtedness, inclusive of its pro rata share of joint venture debt, was approximately $1.3 billion, resulting in a net debt to annualized Adjusted EBITDA of 5.5x.  The Company’s leverage ratio pro forma for the effects of cash expected to be received at or before March 1, 2020 upon the full physical settlement of, and issuance of, 3,762,500 shares of common stock pursuant to the forward equity sale agreement entered into during the first quarter of 2019, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 4.9x.  This ratio compares to the 5.7x net debt to annualized Adjusted EBITDA reported in the fourth quarter of 2018 and remains in line with Company expectations.

In February 2019, QTS conducted an underwritten offering of 7,762,500 shares of its Class A common stock, consisting of 4,000,000 shares issued by the Company during the first quarter of 2019 and 3,762,500 shares which will be issued on a forward basis, in each case at a price of $41.50 per share. The Company received net proceeds of approximately $159 million from the issuance of 4,000,000 shares during the first quarter, which it used to repay amounts outstanding under its unsecured revolving credit facility. The Company expects to physically settle the forward sale (by the delivery of shares of common stock) and receive proceeds of approximately $148 million from the sale of the 3,762,500 shares of common stock by March 1, 2020, although the Company has the right to elect settlement prior to that time.

As of March 31, 2019, the Company had total available liquidity of approximately $848 million which was comprised of $681 million of available capacity under the Company’s unsecured revolving credit facility, approximately $148 million available proceeds at the Company’s election to physically settle the aforementioned forward equity sale, and approximately $19 million of cash and cash equivalents.

2019 Guidance

	Updated 2019 Guidance		Previous 2019 Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$461	$475	$459	$473
Adjusted EBITDA	$243.5	$253.5	$243.0	$253.0
Operating FFO per fully diluted share	$2.61	$2.71	$2.61	$2.71

The Company’s 2019 guidance includes the effects of the joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture will be removed from QTS’ reported GAAP financial statements. Also consistent with GAAP accounting and NAREIT-defined standards, QTS includes its proportionate ownership of EBITDAre and Funds from Operations from the joint venture in its reported EBITDAre and Funds from Operations results, respectively.

4 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

The Company updated its full-year 2019 financial guidance to reflect the closing of its acquisition in the Netherlands. As of the closing in April 2019, QTS expects the two Netherlands facilities to generate approximately $3 million of recurring revenue and approximately $1 million of Adjusted EBITDA on an annualized basis. For the full year 2019, the Company now expects reported total revenue to be between $461 million and $475 million, an increase of $2 million reflecting the in-year contribution from the two Netherlands facilities. Underlying this guidance is a full-year rental churn outlook of between 3% and 6%, which is unchanged from initial expectations. The Company is also increasing its 2019 adjusted EBITDA guidance to a range of between $243.5 million and $253.5 million, up from $243 million and $253 million previously, again reflecting the closing of the Netherlands acquisition. As a result of the low basis acquisition price relative to in-place power capacity at the Eemshaven facility, combined with contracted, in-place revenue at the Groningen site, QTS expects the Netherlands acquisition to be initially breakeven to its full-year 2019 OFFO per share performance, with significant future accretion upside from incremental leasing. As a result, the Company’s full-year 2019 OFFO per share guidance range is unchanged at between $2.61 to $2.71. The Company’s cash capital expenditure guidance of between $450 million and $500 million is unchanged, including the additional $15 million of recommission capital it anticipates deploying in the two acquired Netherlands sites, excluding any additional acquisitions.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Definitions

Core. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services revenue from the Company’s cloud and managed services business that supports hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business. The Company transitioned its “Non-Core” business (i.e., business other than the Core business) over the course of 2018, ending in the fourth quarter of 2018, following the Company’s announcement of its strategic growth plan in the first quarter of 2018.

Non-Core. Non-Core represents the portion of the Company’s business that the Company exited in accordance with its strategic growth plan announced in the first quarter of 2018 and completed in the fourth quarter of 2018. The Non-Core business consisted of certain products and services within the Company’s cloud and managed services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the managed services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business for the applicable period.

Conference Call Details

The Company will host a conference call and webcast on May 1, 2019, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8578915# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website  (www.qtsdatacenters.com) under the Investors tab.

5 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 26 data centers and supports more than 1,100 customers primarily in North America and Europe.

QTS Investor Relations Contact

Stephen Douglas – EVP – Finance

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions;  risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners' financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission.

6 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except shares data)

	March 31,	December 31,
	2019 (1)	2018 (1)
ASSETS
Real Estate Assets
Land	$105,541	$105,541
Buildings, improvements and equipment	2,031,825	1,917,251
Less: Accumulated depreciation	(494,787)	(467,644)
	1,642,579	1,555,148
Construction in progress (2)	803,888	790,064
Real Estate Assets, net	2,446,467	2,345,212
Investments in unconsolidated entity	44,191	—
Operating lease right-of-use assets, net	61,585	—
Cash and cash equivalents	18,678	11,759
Rents and other receivables, net	56,898	55,093
Acquired intangibles, net	92,053	95,451
Deferred costs, net (3) (4)	45,674	45,096
Prepaid expenses	9,585	6,822
Goodwill	173,843	173,843
Assets held for sale	—	71,800
Other assets, net (5)	55,280	56,893
TOTAL ASSETS	$3,004,254	$2,861,969

LIABILITIES
Unsecured credit facility, net (4)	$828,861	$945,657
Senior notes, net of debt issuance costs (4)	394,944	394,786
Finance leases and mortgage notes payable	48,988	4,674
Operating lease liabilities	69,346	—
Accounts payable and accrued liabilities	120,501	99,166
Dividends and distributions payable	33,244	29,633
Advance rents, security deposits and other liabilities	34,515	32,679
Liabilities held for sale	—	24,349
Deferred income taxes	1,208	1,097
Deferred income	38,167	33,241
TOTAL LIABILITIES	1,569,774	1,565,282

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of March 31, 2019 and December 31, 2018, respectively (7)	304,223	304,265
Common stock: $0.01 par value, 450,133,000 shares authorized, 55,353,643 and 51,123,417 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	554	511
Additional paid-in capital	1,213,093	1,062,473
Accumulated other comprehensive income (loss)	(6,702)	2,073
Accumulated dividends in excess of earnings	(290,406)	(278,548)
Total stockholders’ equity	1,323,974	1,193,986
Noncontrolling interests	110,506	102,701
TOTAL EQUITY	1,434,480	1,296,687
TOTAL LIABILITIES AND EQUITY	$3,004,254	$2,861,969

(1)

The balance sheet at March 31, 2019 and December 31, 2018, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of March 31, 2019, construction in progress included $198.2 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of March 31, 2019 and December 31, 2018, deferred costs, net included $7.2 million and $7.7 million of deferred financing costs net of amortization, respectively, and $38.5 million and $37.4 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.2 million and $11.6 million at March 31, 2019 and December 31, 2018, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of March 31, 2019 and December 31, 2018, other assets, net included $50.1 million and $48.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of March 31, 2019, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of March 31, 2019, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

7 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018 (1)	2018 (1)
Revenues:
Rental (2)	$98,596	$96,217	$88,415
Recoveries from customers	10,793	11,629	11,513
Other (3)	3,300	4,491	13,769
Total revenues	112,689	112,337	113,697
Operating expenses:
Property operating costs	34,103	35,721	37,740
Real estate taxes and insurance	3,367	3,297	2,905
Depreciation and amortization	38,788	38,258	35,913
General and administrative (4)	19,891	17,670	22,234
Transaction, integration and impairment costs	1,214	269	920
Restructuring	—	4,246	8,530
Total operating expenses	97,363	99,461	108,242
Gain on sale of real estate, net	13,408	—	—
Operating income	28,734	12,876	5,455
Other income and expense:
Interest income	45	58	1
Interest expense	(7,146)	(6,050)	(8,110)
Debt restructuring costs	—	(605)	—
Equity in earnings (loss) of unconsolidated entity	(274)	—	—
Income (loss) before taxes	21,359	6,279	(2,654)
Tax benefit (expense) of taxable REIT subsidiaries	(211)	123	2,402
Net income (loss)	21,148	6,402	(252)
Net (income) loss attributable to noncontrolling interests (5)	(1,590)	74	29
Net income (loss) attributable to QTS Realty Trust, Inc.	$19,558	$6,476	$(223)
Preferred stock dividends	(7,045)	(7,045)	(328)
Net income (loss) attributable to common stockholders	$12,513	$(569)	$(551)

Net income (loss) per share attributable to common shares:
Basic (6)	$0.20	$(0.02)	$(0.02)
Diluted (6)	0.20	(0.02)	(0.02)

(1)

Revenue categories have been reclassified to conform to 2019 presentation which consists of three categories instead of four categories presented historically. The new categories incorporate a reclassification of straight line rent from the “Other” line item into the “Rental” line item, as well as a combination of the “Cloud and managed services” and “Other” line items into a single “Other” line item.

(2)

Includes rental revenue as well as straight line rent. Straight line rent was $1.5 million, $2.1 million and $2.7 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

(3)	Includes revenue from managed services, sales of scrap metals and other unused materials and various other revenue items.
(4)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 17.7%,  15.7%, and 19.6% of total revenues for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

(5)	The weighted average noncontrolling ownership interest of QualityTech, LP was 11.3%, 11.5% and 11.5% for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
(6)	Basic and diluted net income (loss) per share were calculated using the two-class method.

8 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income (loss)	$21,148	$6,402	$(252)
Other comprehensive income (loss):
Increase (decrease) in fair value of derivative contracts	(9,853)	(9,079)	5,982
Reclassification of other comprehensive income to interest expense (income)	(494)	(300)	402
Comprehensive income (loss)	10,801	(2,977)	6,132
Comprehensive (income) loss attributable to noncontrolling interests	(1,217)	343	(702)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$9,584	$(2,634)	$5,430

9 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO, Adjusted Operating FFO, FFO, Operating FFO and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

10 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Real estate depreciation and amortization	35,927	35,640	—	35,640	31,192	865	32,057
Gain on sale of real estate, net	(13,408)	—	—	—	—	—	—
Pro rata share of FFO from unconsolidated entity	41	—	—	—	—	—	—
FFO	43,982	46,114	(4,072)	42,042	36,275	(4,470)	31,805
Preferred stock dividends	(7,045)	(7,045)	—	(7,045)	(328)	—	(328)
FFO available to common stockholders & OP unit holders	36,937	39,069	(4,072)	34,997	35,947	(4,470)	31,477

Debt restructuring costs	—	605	—	605	—	—	—
Restructuring costs	—	138	4,108	4,246	—	8,530	8,530
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
Tax benefit associated with restructuring, transaction and integration costs	—	—	(161)	(161)	—	(1,635)	(1,635)
Operating FFO available to common stockholders & OP unit holders*	38,151	40,081	(125)	39,956	36,867	2,425	39,292

Maintenance Capex	(709)	(1,460)	—	(1,460)	(930)	—	(930)
Leasing commissions paid	(6,515)	(5,204)	—	(5,204)	(5,839)	(71)	(5,910)
Amortization of deferred financing costs and bond discount	978	974	—	974	962	—	962
Non real estate depreciation and amortization	2,861	2,619	—	2,619	2,148	1,709	3,857
Straight line rent revenue and expense and other	(1,422)	(1,958)	6	(1,952)	(2,509)	(9)	(2,518)
Tax expense (benefit) from operating results	211	38	—	38	(767)	—	(767)
Equity-based compensation expense	3,300	3,531	—	3,531	3,481	—	3,481
Adjustments for unconsolidated entity	22	—	—	—	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders*	$36,877	$38,621	$(119)	$38,502	$33,413	$4,054	$37,467

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

11 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDAre, Adjusted EBITDA, EBITDAre, and Adjusted EBITDA

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

Core EBITDAre and Adjusted EBITDA are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Interest income	(45)	(58)	—	(58)	(1)	—	(1)
Interest expense	7,146	6,050	—	6,050	8,103	7	8,110
Tax expense (benefit) of taxable REIT subsidiaries	211	38	(161)	(123)	(767)	(1,635)	(2,402)
Depreciation and amortization	38,788	38,259	—	38,259	33,340	2,574	35,914
(Gain) loss on disposition of depreciated property and impairment write-downs of depreciated property	(13,408)	—	1,288	1,288	—	4,017	4,017
EBITDAre from unconsolidated entity	215	—	—	—	—	—	—
EBITDAre	$54,329	$54,763	$(2,945)	$51,818	$45,758	$(372)	$45,386

Debt restructuring costs	—	605	—	605	—	—	—
Equity-based compensation expense	3,300	3,531	—	3,531	3,481	—	3,481
Restructuring costs	—	138	2,820	2,958	—	4,513	4,513
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
Adjusted EBITDA	$58,843	$59,306	$(125)	$59,181	$50,159	$4,141	$54,300

12 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated partnerships and joint ventures.  The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income (loss) as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI represents NOI of the Company’s business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expected to retain following completion of the strategic growth plan. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

Core NOI is used as a supplemental performance measure because it reflects results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to NOI on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$21,148	$10,474	$(4,072)	$6,402	5,083	$(5,335)	$(252)
Equity in net (income) loss of unconsolidated entity	274	—	—	—	—	—	—
Interest income	(45)	(58)	—	(58)	(1)	—	(1)
Interest expense	7,146	6,050	—	6,050	8,103	7	8,110
Depreciation and amortization	38,788	38,259	—	38,259	33,340	2,574	35,914
Debt restructuring costs	—	605	—	605	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	211	38	(161)	(123)	(767)	(1,635)	(2,402)
Transaction, integration and impairment costs	1,214	269	—	269	920	—	920
General and administrative expenses	19,891	17,551	118	17,669	18,114	4,119	22,233
Gain on sale of real estate, net	(13,408)	—	—	—	—	—	—
Restructuring	—	138	4,108	4,246	—	8,530	8,530
NOI from consolidated operations (1)	$75,219	$73,326	$(7)	$73,319	$64,792	$8,260	$73,052
Pro rata share of NOI from unconsolidated entity	234	—	—	—	—	—	—
Total NOI (1)	$75,453	$73,326	$(7)	$73,319	$64,792	$8,260	$73,052

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities.  These allocated charges aggregated to $4.5 million, $5.1 million and $4.2 million for the three months ended March 31, 2019,  December 31, 2018 and March 31, 2018, respectively.

13 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period, MRR at period end, Recognized MRR in the period and MRR at period end

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated partnerships and joint ventures, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

Core Recognized MRR and MRR are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	March 31, 2019	December 31, 2018			March 31, 2018
	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$112,689	$112,334	$3	$112,337	$100,390	$13,307	$113,697
Less: Total period recoveries	(10,793)	(11,629)	—	(11,629)	(11,513)	—	(11,513)
Total period deferred setup fees	(3,232)	(3,104)	—	(3,104)	(2,888)	(5)	(2,893)
Total period straight line rent and other	(3,942)	(4,465)	(34)	(4,499)	(3,899)	(552)	(4,451)
Recognized MRR in the period	94,722	93,136	(31)	93,105	82,090	12,750	94,840

MRR at period end
Total period revenues	$112,689	$112,334	$3	$112,337	$100,390	$13,307	$113,697
Less: Total revenues excluding last month	(73,809)	(73,852)	(2)	(73,854)	(66,790)	(8,871)	(75,661)
Total revenues for last month of period	38,880	38,482	1	38,483	33,600	4,436	38,036
Less: Last month recoveries	(3,871)	(3,822)	—	(3,822)	(3,107)	—	(3,107)
Last month deferred setup fees	(1,242)	(1,015)	—	(1,015)	(962)	(2)	(964)
Last month straight line rent and other	(2,068)	(2,504)	(1)	(2,505)	(1,669)	(382)	(2,051)
Add: Pro rata share of MRR at period end of unconsolidated entity	253	—	—	—	—	—	—
MRR at period end	$31,952	$31,141	$—	$31,141	$27,862	$4,052	$31,914

14 QTS Q1 Earnings 2019	Contact: IR@qtsdatacenters.com